UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act Of 1934

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Grid Dynamics Holdings, Inc.

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5000 Executive Parkway,

Ste 520, San Ramon, CA 94583, United States

Tel: 650.523.5000

www.griddynamics.com

We Urge You To Vote “FOR” Proposal No. 3, “Say-on-Pay”

In our proxy statement filed with the Securities and Exchange Commission on November 7, 2023, we included Proposal No. 3, our first advisory vote on the compensation of our named executive officers in the year ended December 31, 2022, commonly known as a “say-on-pay” vote. This supplemental filing is intended to reinforce with our shareholders important context about the executive compensation decisions made and our business results in Fiscal 2022 in light of the war in Ukraine and urge you to vote “FOR” Proposal No. 3 for the following reasons:

●	The war in Ukraine significantly impacted our business and posed increased risks to our workforce and business operations. Our operational response to the war was effective and decisive. We executed our business continuity plan and adapted to challenges in real-time to protect the safety of our people and to handle potential impacts to our delivery infrastructure. This included moving affected employees to safer locations in Western Ukraine and, where permissible, outside Ukraine, and reallocating work to other geographic regions within our global footprint. We ceased operations in the Russian Federation and safely expedited relocations of the majority of our Russia based employees. The stability and focus of our leadership team was vital to these efforts.

Wars are always exceptional circumstances, but in the case of Grid Dynamics, over two thirds of our workforce was located in Russia and Ukraine when war broke out. The magnitude of the resulting disruption on business operations was totally unprecedented and had not been foreseen. It required immediate special action by management and the Compensation Committee of the Board to ensure retention of key personnel during that period.

●	Our financial and operational results in 2022 were strong despite unprecedented business disruptions. Total revenue was $310 million, an increase of 47% from 2021 and almost triple that of 2020, our first year of being a public company. We dramatically improved our adjusted EBITDA from 2021. We added 13 new enterprise customers from organic business, closed the Mutual Mobile acquisition, and expanded to a new European hub in Switzerland, opened new engineering offices in Armenia, Romania and Jamaica, and implemented workforce expansion in India, a strategic new region.

●	Performance share award (PSA) goal adjustments did not affect actual payouts. While we changed the potential payouts for performance below target, above target performance goals and payouts remained unchanged. Despite the challenging conditions, we achieved revenue of $310 million in 2022, an achievement that would alone result in the vesting of 300% of the target number of PSAs awarded, and gross margin for revenue (as adjusted for certain items) of 40%, an achievement that would alone result in the vesting of 212% of the target number of PSAs awarded. Since we performed above target on both metrics, our PSA payouts were not affected by the adjustment. In February 2023, our compensation committee and Board certified the achievement of the equally weighted performance metrics, resulting in 256% of the target number of PSAs vesting.

●	Service-based restricted stock units (RSUs) were critical to retaining talent and ensuring business continuity. On May 3, 2022, the Board granted service-based RSUs to our NEOs, which are the first equity grants that vest solely based on service since 2020. These awards vest over two years and were intended to support our ongoing critical talent retention needs given that the ongoing war in Ukraine will continue to impact our operations and our people. Accordingly, the size and terms of the RSU awards reflect such considerations.

●	In 2023, we have only granted PSAs and no equity awards that vest based solely on continued service, and our stock-based compensation expense has decreased from $42.6 million in the first nine months of 2022 to $27.7 million in the first nine months of 2023. The Board and the executive leadership team have listened to investor concerns regarding the Company’s equity burn rate and stock-based compensation charges and have taken actions to address those concerns.

We appreciate the opportunity to reinforce our rationale for our executive compensation decisions during these extraordinary times. For all these reasons and others set forth in our proxy statement, the Board of Directors again urges you to vote “FOR” Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation.